Exhibit 99.1

India Globalization Capital Commissions First Quarry for Commercial Use, Second Expected to Begin Production in February

Two Quarries Represent $40 Million in Potential Revenue over 5-7 Years

BETHESDA, Md., Jan. 6, 2010 – MARKETWIRE – India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, today announced that it has commissioned the first of two quarries for commercial production in Maharashtra, India. The second quarry is in the final construction phase and is expected to begin production in the middle of February 2010.

The quarry is located on 10 acres of land leased from the Government of India under a mining license; the second quarry is on 22 acres of land. Combined capacity of the two quarries is projected between 10 million and 11 million metric tons of rock aggregate, representing potential revenue of approximately $40 million, based on current pricing, over five to seven years.

Ram Mukunda, Chief Executive Officer of India Globalization Capital, commented:  “We are excited to commission our first quarry, which will strengthen our market position for aggregate sales in Maharashtra, India’s leading industrial state. We see a very strong market for rock aggregate, and we plan to create a pure-play rock aggregate business in India. This industry and investments in this sector are encouraged by the Indian Government, which is offering incentives for the deployment of quarries. With India poised to accelerate its infrastructure build out, the demand for rock aggregate is expected to increase substantially.”

Through its IGC Materials subsidiary, India Globalization Capital produces crushed rock for construction projects in India, where developing infrastructure remains vital to maintaining the country’s economic growth. According to the Freedonia Group, India was the fourth largest aggregate market in the world in 2006, with annual demand of up to 1.1 billion metric tons. Sales have risen an average of 7.7% annually during the past 10 years compared to a global average of approximately 4.4%, with roughly 40% of the demand being for crushed stone. The quarry market is fragmented, with much of India’s aggregate supply coming from small local quarries.

About India Globalization Capital

India Globalization Capital is an infrastructure and materials company operating in India, and builds roads, bridges and highways, and provides materials to the infrastructure industry in India and China. The Company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi, and Bangalore. For more information about India Globalization Capital, please visit www.indiaglobalcap.com.

Forward-Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the parties to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, and (iii) exchange rate changes between the U.S. dollar and the Indian Rupee. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in the company's definitive proxy statement and supplement filed with the SEC and incorporated by reference into the Form S-3.

Contact:
Investor Relations:

RedChip Companies
Dave Gentry
800-733-2447, Ext. 104
info@redchip.com
http://www.redchip.com
###